Exhibit 23

                                   T R I A R C

                                                          Triarc Companies, Inc.
                                                          280 Park Avenue
                                                          New York, NY 10017
                                                          Tel 212 451 3000


                                                                October 12, 1998

Messrs. Nelson Peltz and Peter W. May
280 Park Avenue
New York, NY 10017

Gentlemen:

         Triarc Companies, Inc. (the "Company") has a transferable right of first refusal with respect to all of the shares of Class B Common Stock, par value $.10 per share of the Company (the "Right").

         To induce you to make the going-private proposal which you have today discussed with us, the Company hereby agrees that if the Right is triggered and the Company determines not to exercise the Right, the Company will immediately assign the Right to your affiliate DWG Acquisition Group, L.P.

         This agreement has been authorized and approved by the Special Committee which was appointed today by the Board of Directors of the Company to consider your proposal.

                                               Very truly yours,

                                               TRIARC COMPANIES, INC.


                                               By: /s/ Jack Barnes
                                               -------------------

ACCEPTED:


/s/ Nelson Peltz
----------------
Nelson Peltz


/s/ Peter W. May
----------------
Peter W. May

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